Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

July 2012 Performance Update

The Frontier Fund Supplement Dated July 31, 2012 to Prospectus Dated April 30, 2012.

The Frontier Fund Class 3

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	July 31, 2012 MTD	July 31, 2012 YTD	NAV / Unit
Balanced Series-3a	3.83%	3.98%	$133.46
Long/Short Commodity Series-3	4.48%	-0.53%	$161.10

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of July 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(155,435.24)
Unrealized trading gain (loss)	377,195.81
Less: Commissions	(6,514.66)
Less: Trading Fee paid to Managing Owner	(2,795.70)
Interest income	5,321.31

Total Income	217,771.52
EXPENSES
Trading fees	4,324.03
Broker service fees	0.00
Incentive fees	55,483.91
Management fees	3,890.67

Total Expenses	63,698.61

Net Income (Loss)	$154,072.91

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	31,435.06294	$4,040,684.37	$128.54
Current month additions	1,943.88395	260,350.29
Current month redemptions	(495.00981)	(66,265.85)
Net income (loss) for current month		154,072.91	4.92

Net asset value, end of current month	32,883.93708	$4,388,841.72	$133.46

	Monthly rate of return		3.83%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - BALANCED SERIES - 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(610,905.36)
Unrealized trading gain (loss)	2,045,387.84
Less: Commissions	(26,955.08)
Less: Trading Fee paid to Managing Owner	(17,259.39)
Interest income	43,899.57

Total Income	1,434,167.58
EXPENSES
Broker service fees	0.00
Incentive fees	153,660.08
Management fees	146,250.06

Total Expenses	299,910.14

Net Income (Loss)	$1,134,257.44

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	164,810.24770	$25,411,238.50	$154.18
Current month additions	2,706.92039	438,410.27
Current month redemptions	(2,773.60599)	(444,235.55)
Net income (loss) for current month		1,134,257.44	6.92

Net asset value, end of current month	164,743.56210	$26,539,670.66	$161.10

	Monthly rate of return		4.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 3

THE FRONTIER FUND BALANCED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(8,352,927.58)
Unrealized trading gain (loss)	20,844,432.31
Less: Commissions	(357,965.54)
Less: Trading Fee paid to Managing Owner	(153,117.66)
Interest income	6,928.43

Total Income	11,987,349.96
EXPENSES
Trading fees	5,632.07
Broker service fees	444,277.36
Incentive fees	2,979,502.12
Management fees	214,664.79

Total Expenses	3,644,076.34

Net Income (Loss)	$8,343,273.62

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,756,028.89098	$227,555,513.57	$129.59
Current month additions	2,288.30603	305,183.06
Current month redemptions	(22,112.64217)	(2,952,181.21)
Net income (loss) for current month		8,343,273.62	4.76

Net asset value, end of current month	1,736,204.55484	$233,251,789.04	$134.35

	Monthly rate of return		3.67%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - BALANCED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,587,622.58)
Unrealized trading gain (loss)	5,364,448.76
Less: Commissions	(70,474.21)
Less: Trading Fee paid to Managing Owner	(92,125.58)
Interest income	114,790.23

Total Income	3,729,016.62
EXPENSES
Trading fees	0.00
Broker service fees	38,979.55
Incentive fees	405,389.55
Management fees	302,448.59

Total Expenses	746,817.69

Net Income (Loss)	$2,982,198.93

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	495,109.62629	$66,285,898.27	$133.88
Current month additions	7,687.18324	1,042,255.49
Current month redemptions	(10,477.00198)	(1,434,976.94)
Net income (loss) for current month		2,982,198.93	6.02

Net asset value, end of current month	492,319.80755	$68,875,375.75	$139.90

	Monthly rate of return		4.50%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES